2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) – (914) 701-8200 Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide Holdings, Inc.
Reports Strong Second-Quarter Earnings

2Q10 Net Income Increases 188% to $32.7 Million, $1.25 per Share;
Adjusted Net Income Up 319% to $47.5 Million, $1.82 per Share

Continued Solid Operating Results Driven by Improved Demand and Tight Supply

Raising 2010 Outlook; Full-Year Adjusted Net Income
Expected to Exceed $4.35 per Share

Purchase, N.Y., August 3, 2010 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading global provider of air cargo assets and outsourced aircraft operating solutions, today announced strong revenues and earnings for the second quarter of 2010, driven by a continuing improvement in airfreight demand, a tight supply environment, a significant increase in Commercial Charter volumes and rates, and continued strength in military demand.

For the three months ended June 30, 2010, AAWW’s net income increased 188% to $32.7 million, or $1.25 per diluted share, on revenues of $356.2 million and pretax earnings of $61.7 million. Solid operating and financial results for the quarter compared with net income of $11.3 million, or $0.54 per share, on revenues of $240.0 million and pretax earnings of $17.8 million for the three months ended June 30, 2009.

Excluding one-time items, adjusted net income in the second quarter of 2010 increased 319% to $47.5 million, or $1.82 per share, compared with $11.3 million, or $0.54 per share, in the second quarter of 2009. Pretax earnings in the second quarter of 2010 included a net expense of $16.2 million for anticipated legal settlements, as well as a $2.2 million gain on disposal of aircraft assets. There were no one-time items in the second quarter of 2009.

For the six months ended June 30, 2010, AAWW recorded net income of $66.4 million, or $2.56 per diluted share, on revenues of $651.4 million and pretax earnings of $115.6 million. In 2009, AAWW’s six-month net income totaled $34.7 million, or $1.66 per diluted share, on revenues of $484.5 million and pretax earnings of $56.3 million.

Excluding one-time items, adjusted net income in the first six months of 2010 increased 188% to $75.0 million, or $2.89 per diluted share, compared with $26.0 million, or $1.24 per diluted share, in the second quarter of 2009. Pretax earnings for the first six months of 2010 included a net expense of $16.2 million for anticipated legal settlements, partly offset by an $8.8 million litigation settlement receipt and a gain of $3.4 million on disposal of aircraft assets. Pretax earnings for the first six months of 2009 included benefits of $10.0 million for the effective early termination of a contract, $2.7 million for a gain on the early extinguishment of debt, and $1.0 million on the disposal of aircraft assets.

“The combination of our innovative customer solutions, our ability to swiftly capitalize on changing market demand, and the strategic actions we have taken to transform our business, reduce our commercial and operational risk, and improve the quality of our earnings and cash flows is evident in our strong second-quarter results,” said William J. Flynn, President and Chief Executive Officer of AAWW.

“Adjusted net earnings in the second quarter were four times greater than our second-quarter 2009 results, driven by the global scale and scope of our customer offerings and continuing improvement in airfreight demand, which has seen global airfreight traffic rise above pre-recession levels. Tight supply in the wide-body, long-haul, heavy freighter space has also contributed to a significant improvement in rates.

“Reflecting the encouraging demand and improved yields for airfreight, our ACMI customers continued to fly above their minimum contractual block hours during the second quarter. Our Commercial Charter volumes and rates also strengthened considerably compared with the second quarter of 2009. In addition, AMC Charter demand remained strong, and yields benefited from higher rates on mission-specified 747-400 aircraft flights in connection with the movement of M-ATV vehicles.

“As scheduled, we successfully launched our new outsourced, passenger-CMI service for SonAir during the quarter, using two customer-owned 747-400 aircraft. We also recently commenced CMI flying for Boeing using the first of the four modified 747-400 Dreamlifter aircraft that will enter our fleet this year. These opportunities are expected to have a tangible impact on our results beginning in 2011.

“We are pleased to confirm the placement of three of our new 747-8 freighters for five years with British Airways by our 49%-owned UK subsidiary, Global Supply Systems Limited (GSS), starting in 2011. GSS will lease the aircraft that it will operate for BA from our Atlas Air subsidiary. These state-of-the-art freighters are expected to deliver superior fuel efficiency, payload capacity and loading capabilities, while solidifying our long-term strategic partnership with BA. In addition, we have arranged permanent financing with a European financial institution for our first aircraft delivery.

“We are also raising our guidance for 2010. In ACMI, we continue to expect that 18 of our 747-400 aircraft will be operating in our wet-lease segment by year-end. We expect that our Commercial Charter segment will benefit from continuing demand and tightness of supply, although we do not anticipate that yields in the fourth-quarter will match fourth-quarter 2009 levels. In AMC, we anticipate that demand and block-hour rates will moderate during the remainder of 2010, as the buildup in Afghanistan is substantially completed and the drawdown in Iraq has begun.

“Based on these framework assumptions for 2010, we currently expect our adjusted net earnings to exceed $113.0 million, or $4.35 per diluted share, this year.”

Conference Call

Management will host a conference call to discuss AAWW’s second-quarter 2010 financial and operating results at 11:00 a.m. Eastern Time on Tuesday, August 3, 2010.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the second-quarter call) or at the following Web address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=67423&eventID=3252112.

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through August 10 by dialing (800) 642-1687 (domestic) and (706) 645-9291 (international) and using Access Code 90496596#.

2Q10 Performance versus 2Q09

Revenues, operating expenses, and operating statistics in the second quarter of 2010 reflect the consolidation of GSS, for financial reporting purposes, that began on April 8, 2009. As a result, block hours and associated block-hour revenues generated by aircraft supporting GSS since that date have been included in ACMI operations rather than in the previously reported Dry Leasing segment.

Operating revenues totaled $356.2 million in the second quarter of 2010, an increase of $116.2 million, or 48%, compared with the year-earlier period, driven primarily by stronger Commercial Charter volumes as well as stronger Commercial Charter and AMC Charter revenue per block hour.

Total block hours increased 22% (32,207 block hours versus 26,308) compared with the second quarter of 2009, while average operating aircraft, excluding Dry Leasing aircraft, declined 2% (28.2 compared with 28.7). Average utilization of operating aircraft, excluding Dry Leasing aircraft, totaled approximately 12.6 hours per aircraft per day during the quarter compared with 10.1 in the second quarter of 2009, reflecting a substantial increase in flying activity by ACMI and Commercial Charter customers compared with the second quarter of 2009.

In ACMI, revenues of $126.8 million increased $4.4 million, or 4%, as an increase in block-hour volumes (21,733 versus 18,484) was partially offset by a reduction in average ACMI revenue per block hour ($5,836 versus $6,623). Higher block-hour volumes largely reflected the continuing improvement in airfreight demand during the quarter, which led ACMI customers to fly above contractual minimums, as well as the startup of CMI passenger service on behalf of SonAir, an agent of the United States-Africa Energy Association. Revenue per block hour during the quarter primarily reflected the effects of above-minimum-guarantee flying by ACMI customers, in contrast with the second quarter of 2009, when below-minimum-guarantee flying by customers resulted in substantially higher average revenue per block hour. It should be noted that CMI average revenue per block hour will typically be lower than ACMI revenue per block hour, as CMI does not include a component for aircraft ownership cost.

For the quarter, an average of 17.1 aircraft (17.1 Boeing 747-400s and zero Boeing 747-200s) supported the Company’s ACMI operations, compared with an average of 17.2 aircraft (17.0 Boeing 747-400s and 0.2 Boeing 747-200s) in the second quarter of 2009.

AMC Charter revenues of $109.2 million increased $31.2 million, or 40%, in the latest quarter, reflecting higher block-hour rates. Block-hour rates increased 40% ($21,437 versus $15,356), reflecting the impact of a higher “pegged” fuel price paid by the U.S. military ($2.68 per gallon versus $1.55), as well as a premium rate for mission-specified 747-400 freighter aircraft. Block-hour volumes in the quarter were comparable with block-hour volumes in the second quarter of 2009 (5,095 block hours versus 5,082).

An average of 5.8 aircraft (1.9 Boeing 747-400s and 3.9 Boeing 747-200s) supported the Company’s AMC Charter operations during the quarter, compared with an average of 7.9 aircraft (2.4 Boeing 747-400s and 5.5 Boeing 747-200s) in the second quarter of 2009.

In Commercial Charter, revenues of $114.8 million increased $79.2 million, or 223%, during the quarter. Revenues were driven by an increase in block-hour volumes (5,125 versus 2,683) and an increase in block-hour rates ($22,405 versus $13,264). Block-hour volumes primarily reflected charter demand generated by the deployment of 747-400 aircraft in Commercial Charter, 747-400 charter service to and from South America, and an increase in charters from Asia to the U.S. as return legs of one-way AMC missions. Block-hour rates during the quarter reflected a significant increase in demand for airfreight out of Asia compared with the second quarter of 2009, coupled with a tight supply in global wide-body freighter capacity.

For the quarter, an average of 5.3 aircraft (3.6 Boeing 747-400s and 1.7 Boeing 747-200s) supported the Company’s Commercial Charter operations, compared with an average of 3.6 aircraft (2.3 Boeing 747-400s and 1.3 Boeing 747-200s) in the second quarter of 2009.

Dry Leasing revenues of $1.8 million in the second quarter of 2010 were $0.8 million, or 83%, higher than in the second quarter of 2009, mainly due to a $1.9 million increase from the leasing of engines and a 757-200F acquired in the first quarter of 2010. Partially offsetting the increase was a $1.0 million reduction related to the consolidation of GSS.

Other revenues of $3.5 million in the second quarter of 2010 compared with Other revenues of $2.9 million in the second quarter of 2009. Other revenues primarily related to management and administrative support services provided by the Company.

Operating Expenses

Operating expenses in the second quarter of 2010 totaled $292.9 million, an increase of $78.4 million, or 37%, compared with the same quarter in 2009, largely reflecting the increase in block-hour volumes, the consolidation of GSS, and a net expense for anticipated legal settlements, partly offset by Continuous Improvement achievements focused on cost savings and productivity enhancements.

Aircraft fuel expense of $83.5 million increased 113%, or $44.2 million, during the quarter. Approximately $30.0 million of the increase was due to higher fuel prices and approximately $14.2 million related to an increase in fuel gallons consumed.

Labor expenses of $60.1 million increased $7.7 million, or 15%, compared with the 2009 second quarter. Labor expenses during the quarter were primarily driven by the increase in block-hour volumes and increases in profit sharing and incentive compensation expenses resulting from better performance against Company objectives.

Ground handling and landing fees of $19.1 million during the quarter were $5.4 million, or 39%, higher than in the second quarter of 2009, primarily due to the increase in Commercial Charter block-hour volumes as well as flying to more costly locations.

Travel expense of $7.8 million during the quarter was $1.3 million, or 20%, higher than during the second quarter of 2009, reflecting an increase in crew travel related to higher block-hour volumes and an increase in ground-staff travel related to the startup of CMI service for SonAir and Boeing.

Maintenance expense of $39.6 million decreased $2.0 million, or 5%, during the quarter, primarily due to a $7.8 million decrease in engine overhauls and a $0.2 million decrease in heavy airframe check expense, partially offset by a $6.0 million increase in line maintenance and other non-heavy maintenance expense driven by higher rates and increased block-hour volumes.

Heavy maintenance activity during the quarter included one C Check and one D Check on 747-400 aircraft and one C Check on a 747-200 aircraft, compared with five 747-400 C Checks and one 747-400 D Check in the second quarter of 2009. In addition, there were five engine overhauls during the period compared with eight in the second quarter of 2009.

Other operating expenses totaled $38.2 million during the quarter, an increase of $22.1 million, or 137%, versus the second quarter of 2009, primarily due to a $16.2 million net expense for anticipated legal settlements, a $1.6 million increase in commissions, and a $1.0 million increase in freight related to the movement of 747-200 spare parts and engines utilized on aircraft in lieu of incurring more costly repairs.

Included in net expense for anticipated legal settlements in the second quarter of 2010 was a provision of $17.4 million, which represents the Company’s current estimate to reach a resolution of the previously disclosed U.S. Department of Justice (DOJ) investigation relating to market pricing for air cargo services sold in the U.S. and abroad. A detailed description of the DOJ’s investigation and related investigations and litigation is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Discussions with the DOJ are ongoing, and no assurances can be given that an agreement will be reached with the DOJ.

Net Interest and Other Non-Operating Expenses

Net interest expense totaled $1.4 million during the quarter, a decrease of $6.2 million, or 82%, compared with the second quarter of 2009, reflecting a higher level of interest income and a lower level of outstanding debt.

Income Taxes

Second-quarter results included an income tax expense of $28.9 million compared with an income tax expense of $7.3 million in the second quarter of 2009, which resulted in an effective income tax rate of 46.9% versus a rate of 40.8%.

The difference between the effective rate and the statutory rate for the three months ended June 30, 2010, is primarily attributable to the nondeductible expense related to anticipated legal settlements. In addition, the effective income tax rates for the second quarters of 2010 and 2009 differed from the statutory rate primarily due to tax matters related to foreign subsidiaries, state income taxes, and the non-deductibility of certain items for tax purposes.

Cash and Cash Equivalents

At June 30, 2010, AAWW’s cash, cash equivalents and short-term investments totaled $638.4 million, compared with $636.3 million at December 31, 2009.

Outstanding Debt

At June 30, 2010, AAWW’s balance sheet debt totaled $546.5 million, including the impact of $59.2 million of unamortized discount.

The face value of AAWW’s debt at June 30, 2010, totaled $605.7 million, compared with $627.3 million on December 31, 2009.

Non-GAAP Financial Measures

EBITDAR, as adjusted for gains on asset sales and net expense for anticipated legal settlements, totaled $124.1 million in the second quarter of 2010 compared with $70.5 million in the second quarter of 2009. For the first six months of 2010, EBITDAR, as adjusted, totaled $218.2 million compared with $158.9 million in 2009.

EBITDA, as adjusted for gains on asset sales and net expense for anticipated legal settlements, totaled $85.9 million in the latest reporting period compared with $33.1 million in the second quarter of 2009. EBITDA, as adjusted, for the first six months of 2010 was $141.9 million compared with $83.8 million for the prior-year period.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with U.S. GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include Direct Contribution as well as EBITDAR, as adjusted, and EBITDA, as adjusted, both of which exclude gains on asset sales, early termination of debt, consolidation of a subsidiary, net expense for anticipated legal settlements, and special items.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo and aircraft operating solutions that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military charters; commercial cargo charters; and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on February 24, 2010. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2010 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Operating Revenues
ACMI	$126,829	$122,419	$239,232	$237,470
AMC Charter	109,224	78,037	230,808	158,611
Commercial Charter	114,828	35,588	171,481	60,615
Dry Leasing	1,849	1,011	3,227	11,811
Other	3,451	2,946	6,665	16,001

Total Operating Revenues	$356,181	$240,001	$651,413	$484,508

Operating Expenses
Aircraft fuel	83,525	39,288	148,115	81,436
Salaries, wages and benefits	60,071	52,349	121,433	105,017
Maintenance, materials and repairs	39,603	41,597	71,220	70,823
Aircraft rent	38,183	37,330	76,333	75,094
Landing fees and other rent	12,778	10,233	24,487	17,792
Depreciation and amortization	8,567	7,597	17,646	15,516
Travel	7,798	6,498	15,413	12,028
Ground handling and airport fees	6,299	3,452	11,222	5,769
Gain on disposal of aircraft	(2,158)	—	(3,380)	(957)
Other	38,197	16,126	57,475	32,780

Total Operating Expenses	292,863	214,470	539,964	415,298

Operating Income	63,318	25,531	111,449	69,210

Non-Operating Expenses (Income)
Interest income	(5,224)	(628)	(9,130)	(1,470)
Interest expense	10,150	11,344	20,220	23,011
Capitalized interest	(3,517)	(3,083)	(6,606)	(6,120)
Gain on early extinguishment of debt	—	—	—	(2,713)
Gain on consolidation of subsidiary	—	(113)	—	(113)
Other (income) expense, net	213	173	(8,622)	319

Total Non-Operating Expenses (Income)	1,622	7,693	(4,138)	12,914

Income before income taxes	61,696	17,838	115,587	56,296
Income tax expense	28,920	7,275	49,200	22,348

Net Income	32,776	10,563	66,387	33,948
Less: Net income (loss) attributable to non-controlling interests	115	(767)	(59)	(767)

Net Income Attributable to Common Stockholders	$32,661	$11,330	$66,446	$34,715

Earnings per share:
Basic	$1.27	$0.54	$2.59	$1.66

Diluted	$1.25	$0.54	$2.56	$1.66

Weighted average shares:
Basic	25,767	20,906	25,676	20,892

Diluted	26,077	21,062	25,985	20,974

Atlas Air Worldwide Holdings, Inc.

Direct Contribution
(in thousands)
(Unaudited)

For the	For the
For the	Three Months	For the	Six Months
Three Months Ended	Ended	June	Six Months Ended	Ended June 30,
June 30, 2010	30, 2009	June 30, 2010	2009
Operating Revenues:
ACMI	$126,829	$122,419	$239,232	$237,470
AMC Charter	109,224	78,037	230,808	158,611
Commercial Charter	114,828	35,588	171,481	60,615
Dry Leasing	1,849	1,011	3,227	11,811
Other	3,451	2,946	6,665	16,001

Total Operating Revenues	$356,181	$240,001	$651,413	$484,508

Direct Contribution:
ACMI	30,894	17,858	52,288	43,723
AMC Charter	35,666	23,102	76,277	42,339
Commercial Charter	38,487	61	52,167	2,377
Dry Leasing	1,255	(407)	2,127	2,060

Total Direct Contribution	106,302	40,614	182,859	90,499
Add back (subtract):
Unallocated income and expenses	(46,764)	(22,889)	(70,652)	(37,986)
Gain on early extinguishment of debt	—	—	—	2,713
Gain on consolidation of subsidiary	—	113	—	113
Gain on sale of aircraft	2,158	—	3,380	957

Income before Income Taxes	61,696	17,838	115,587	56,296

Add back (subtract):
Interest income	(5,224)	(628)	(9,130)	(1,470)
Interest expense	10,150	11,344	20,220	23,011
Capitalized interest	(3,517)	(3,083)	(6,606)	(6,120)
Gain on early extinguishment of debt	—	—	—	(2,713)
Gain on consolidation of subsidiary	—	(113)	—	(113)
Other, net	213	173	(8,622)	319

Operating Income	$63,318	$25,531	$111,449	$69,210

AAWW uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. AAWW currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, special nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated fixed costs are administrative costs including operations administration, finance, human resources, information technology, non-aircraft depreciation, and other non-operating costs.

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

For the	For the
For the	Three Months	For the	Six Months
Three Months Ended	Ended	June	Six Months Ended	Ended June 30,
June 30, 2010	30, 2009	June 30, 2010	2009
Income before income taxes	$61,696	$17,838	$115,587	$56,296
Net expense for anticipated legal settlements	16,200	—	16,200	—
Gain on disposal of aircraft	(2,158)	—	(3,380)	(957)

Pretax income before net expense for anticipated legal settlements and gain on disposal of aircraft	75,738	17,838	128,407	55,339
Interest expense, net	1,409	7,633	4,484	15,421
Gain on litigation	—	—	(8,750)	—
Gain on early extinguishment of debt	—	—	—	(2,713)
Gain on consolidation of subsidiary	—	(113)	—	(113)
Other non-operating expenses	213	173	128	319

Operating income before non-operating items, net expense for anticipated legal settlements and gain on disposal of aircraft	77,360	25,531	124,269	68,253
Depreciation and amortization	8,567	7,597	17,646	15,516

EBITDA, as adjusted*	85,927	33,128	141,915	83,769
Aircraft rent	38,183	37,330	76,333	75,094

EBITDAR, as adjusted*	$124,110	$70,458	$218,248	$158,863

* EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, net expense for anticipated legal settlements, gain on disposal of assets, gain on litigation, gain on early termination of debt, and gain on consolidation of subsidiary, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, net expense for anticipated legal settlements, gain on disposal of assets, gain on litigation, gain on early termination of debt, and gain on consolidation of subsidiary, as applicable.

Atlas Air Worldwide Holdings, Inc.

Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2010			June 30, 2010
		Special	As		Special	As
	Actual	Items*	Adjusted	Actual	Items*	Adjusted

Income before income taxes	$61,696	$14,042	$75,738	$115,587	$4,070	$119,657
Less income tax expense	28,920	(798)	28,122	49,200	(4,488)	44,712

Net income	32,776	14,840	47,616	66,387	8,558	74,945
Less net loss attributable to
non-controlling interests	115	—	115	(59)	—	(59)

Net income attributable to
Common Stockholders	32,661	$14,840	$47,501	$66,446	8,558	$75,004
Earnings per share:
Basic	$1.27	$0.57	$1.84	$2.59	$0.33	$2.92
Diluted	$1.25	$0.57	$1.82	$2.56	$0.33	$2.89
* Special items are comprised of: 2Q10 – Net expense for anticipated legal settlements — $16,200; gain on disposal of aircraft — $2,158. Six Months Ended June 30, 2010 – Net expense for anticipated legal settlements -
$16,200; litigation settlement received — $8,750; gain on disposal of aircraft — $3,380.
	For the Three Months Ended			For the Six Months Ended

		June 30, 2009		June 30, 2009

		Special	As		Special	As
	Actual	Items*	Adjusted	Actual	Items*	Adjusted

Income before income taxes	$17,838	$—	$17,838	$56,296	$(13,783)	$42,513
Less income tax expense	7,275	—	7,275	22,348	(5,100)	17,248

Net income	$10,563	$—	$10,563	$33,948	$(8,683)	$25,265
Less net loss attributable to
non-controlling interests	(767)	—	(767)	(767)	—	(767)

Net income attributable to
Common Stockholders	$11,330	$—	$11,330	$34,715	$(8,683)	$26,032
Earnings per share:
Basic	$0.54	$—	$0.54	$1.66	$(0.41)	$1.25
Diluted	$0.54	$—	$0.54	$1.65	$(0.41)	$1.24
* Special items are comprised of: 2Q09 – None. Six Months Ended June 30, 2009 – Contract termination fee -
$10,000; gain on early retirement of debt — $2,713; gain on disposal of aircraft — $957; gain on consolidation of subsidiary – $113.

Atlas Air Worldwide Holdings, Inc.

Operating Statistics and Traffic Results
(Unaudited)

For the Three Months Ended			For the Six Months Ended
June 30,			Percent June 30,			Percent
2010		2009	Change		2010		2009	Change
Fleet: (average during the period)
ACMI	17.1	17.2	(0.6%)	16.9	16.8	0.6%
AMC Charter	5.8	7.9	(26.6%)	6.7	7.9	(15.2%)
Commercial Charter	5.3	3.6	47.2%	4.3	3.0	43.3%
Dry Leasing	1.0	0.3	233.3%	0.6	1.7	(64.7%)

Operating aircraft count	29.2	29.0	0.7%	28.5	29.4	(3.1%)
Out of Service (1)	0.3	2.0	(85.0%)	0.3	1.9	(84.2%)
Block Hours
ACMI	21,733	18,484	17.6%	41,154	35,145	17.1%
AMC Charter	5,095	5,082	0.3%	10,594	9,478	11.8%
Commercial Charter	5,125	2,683	91.0%	7,941	4,487	77.0%
All Other	254	59	330.5%	362	106	241.5%

Total Block Hours	32,207	26,308	22.4%	60,051	49,216	22.0%

Revenue Per Block Hour
ACMI	$5,836	$6,623	(11.9%)	$5,813	$6,757	(14.0%)
AMC Charter	$21,437	$15,356	39.6%	$21,787	$16,735	30.2%
Commercial Charter	$22,405	$13,264	68.9%	$21,594	$13,509	59.8%
Average Utilization (block hours per
day)
ACMI	14.0	11.8	18.6%	13.5	11.6	16.4%
AMC Charter	9.7	7.1	36.6%	8.7	6.6	31.8%
Commercial Charter	10.6	8.2	29.3%	10.2	8.3	22.9%

All Operating Aircraft (2)	12.6	10.1	24.8%	11.9	9.8	21.4%
Fuel
AMC Charter:
Average fuel cost per gallon	$2.68	$1.55	72.9%	$2.68	$1.95	37.4%
Fuel gallons consumed (000s)	15,672	15,504	1.1%	31,750	29,274	8.5%
Commercial Charter and Scheduled
Service:
Average fuel cost per gallon	$2.35	$1.70	38.2%	$2.31	$1.62	42.6%
Fuel gallons consumed (000s)	17,653	8,976	96.7%	27,274	14,998	81.9%
(1) Out-of-service aircraft were temporarily parked during the period and are completely unencumbered. Permanently parked aircraft, all of which are also completely unencumbered, are not included in the operating statistics above.
(2) Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.